UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    February 3, 2004

DIGENE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-28194	52-1536128

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Clopper Road Gaithersburg, Maryland	20878

(Address of principal executive offices)	(Zip Code)

(301) 944-7000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 7.  Financial Statements and Exhibits

(c)	Exhibits

99.1 Press Release dated February 3, 2004.

Item 12.   Results of Operations and Financial Condition

     On February 3, 2004, Digene Corporation issued a press release announcing financial results for the second quarter of its fiscal year 2004. A copy of the press release is attached as Exhibit 99.1.

     In a conference call held today to announce its results for the second quarter of fiscal 2004 and the six months ended December 31, 2003, Digene disclosed that its revenue of $21.1 million in the fiscal 2004 second quarter included $15.0 million in the U.S., a 38% increase over the comparable quarter in fiscal 2003, and $4.0 million in Europe, an 87% increase over the comparable quarter in fiscal 2003. Such revenues included revenues from Digene’s diagnostic tests for human papillomavirus (HPV) of $13.0 million in the U.S., a 37% increase over the comparable quarter in fiscal 2003, and $3.0 million in Europe. Digene also announced that worldwide chlamydia and gonorrhea product revenue was approximately $1.0 million for the fiscal 2004 second quarter, and revenue from equipment and other products was approximately $1.5 million for the second quarter of fiscal 2004, due primarily to sales of Digene’s Rapid Capture ™ systems in the United States.

     For the six months ended December 31, 2003, Digene’s revenue of $40.7 million included U.S. revenues of $30 million, an increase of approximately 46% over the comparable period in fiscal 2003, including U.S. HPV Test revenues of over $26 million, a 48% increase over the comparable period in fiscal 2003.

     The information in this Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to liability under such Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in any such filing.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGENE CORPORATION
(Registrant)
/s/ Charles M. Fleischman
Date: February 3, 2004	By:	Charles M. Fleischman
	Title:	President, Chief Operating Officer and Chief Financial Officer

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